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                                  EXHIBIT 99.1

              THE L.L. KNICKERBOCKER CO., INC. REPORTS THE SALE OF
                        SUBSTANTIALLY ALL OF THE ASSETS


Lake Forest, California, October 17, 2001. The L.L. Knickerbocker Co., Inc. reported today the closing of the sale of substantially all of its assets (the "Sale") to Marian, LLC, a California limited liability company formed by Brian Blosil. In consideration for the purchase of Knickerbocker's assets, the purchaser assumed approximately $2,020,000 in secured debt owed by Knickerbocker to Republic Financial Corporation, assumed approximately $1,300,000 of Knickerbocker's debts and liabilities, and agreed to issue to the Official Committee of the pre-petition unsecured creditors of Knickerbocker a subordinated promissory note in the aggregate principal amount of approximately $1,860,000. The shareholders of Knickerbocker will not receive any proceeds from the Sale. Following the consummation of the Sale, Knickerbocker has been left with little or no assets and Knickerbocker will file with the Bankruptcy Court a plan of liquidation. The shareholders of Knickerbocker are not expected to receive any proceeds pursuant to such plan of liquidation.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual future results or events may vary materially from those described herein.